Exhibit 5
[Letterhead of Davis Polk & Wardwell]
650-752-2000
April 14, 2006

Oracle Corporation
500 Oracle Parkway
Redwood City, CA 94065
Ladies and Gentlemen:
     We have acted as special counsel to Oracle Corporation, a Delaware corporation (the “Company”), in connection with the Company’s offer (the “Exchange Offer”) to exchange $1,500,000,000 aggregate principal amount of its new Floating Rate Notes due 2009, $2,250,000,000 aggregate principal amount of its new 5.00% Notes due 2011 and $2,000,000,000 aggregate principal amount of its new 5.25% Notes due 2016 (collectively, the “New Notes”) for any and all of its currently outstanding Floating Rate Notes due 2009, 5.00% Notes due 2011 and 5.25% Notes due 2016 (collectively, the “Old Notes”).
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, as we have deemed necessary or advisable for the purpose of rendering this opinion.
     Upon the basis of the foregoing, we are of the opinion that the New Notes of each series, when duly executed, authenticated and delivered in exchange for the Old Notes of the applicable series in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability.
     We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption “Validity of New Notes” in the Prospectus contained in such Registration Statement.
Very truly yours,
/s/ Davis Polk & Wardwell